Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
July 28, 2026

Federal Home Loan Bank of Indianapolis Announces Second Quarter 2026 Dividends, Reports Earnings
INDIANAPOLIS — Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") declared its second quarter 2026 dividends on Class B-2 activity-based capital stock and Class B-1 non-activity-based stock at annualized rates of 9.50% and 4.00%, respectively.

The dividends will be paid in cash on July 29, 2026.

Financial Results

Net income for the three months ended June 30, 2026 was $78 million, a net decrease of $12 million compared to the corresponding period in the prior year.

•Net interest income decreased $4 million, primarily due to lower market interest rates, partially offset by the favorable impact of higher average balances of interest-earning assets.
•Other income decreased $4 million, primarily due to fair value changes on our economic derivatives and trading securities.
•Other expenses increased $5 million, primarily due to an increase in voluntary contributions to housing and community investments programs, reflecting changes in the timing and availability of these programs.

Net income for the six months ended June 30, 2026 was $159 million, a net decrease of $5 million compared to the corresponding period in the prior year.

•Net interest income decreased $9 million, primarily due to lower market interest rates, partially offset by the favorable impact of higher average balances of interest-earning assets.
•Other income decreased $3 million, primarily due to a decrease in net realized gains on sales of certain available-for-sale securities.
•Other expenses decreased $6 million, primarily due to a decrease in voluntary contributions to housing and community investments programs, reflecting changes in the timing and availability of these programs.

At June 30, 2026, total assets were $90.4 billion, a net increase of $4.2 billion, or 5%, from December 31, 2025, primarily driven by increases in advances and short-term investments of $2.1 billion and $1.1 billion, respectively.

The Bank's regulatory capital-to-assets ratio, at June 30, 2026, was 5.33%, which exceeds all applicable regulatory capital requirements.

Exhibit 99.1
Affordable Housing Program Allocation

AHP assessment. For the six months ended June 30, 2026, required AHP assessments totaled $18 million, which will be available to the Bank's members in 2027 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements, and homebuyer down-payment assistance.

Voluntary contributions to housing and community investment programs. As part of the Bank's commitment to further support its AHP and additional affordable housing and community investment programs, the Bank voluntarily contributed additional funding in the six months ended June 30, 2026 totaling $10 million, all of which has been recognized and reported in other expenses.

Consistent with 2025, the Bank has committed to allocating voluntary funding in the amount of 7.5% of prior year's net earnings to various affordable housing and community investment programs in 2026.

Exhibit 99.1

Financial Highlights

Condensed Statements of Condition

The following table presents unaudited condensed statements of condition ($ amounts in millions):

	June 30, 2026	December 31, 2025
Advances	$41,712	$39,611
Mortgage loans held for portfolio, net	13,035	12,444
Cash and investments	34,882	33,429
Other assets	799	776

Total assets	$90,428	$86,260

Consolidated obligations	$83,724	$79,677
Mandatorily redeemable capital stock	208	282
Other liabilities	1,794	1,747
Total liabilities	85,726	81,706

Capital stock	2,763	2,696
Retained earnings	1,849	1,798
Accumulated other comprehensive income (loss)	90	60
Total capital	4,702	4,554

Total liabilities and capital	$90,428	$86,260

Total regulatory capital	$4,820	$4,776

Regulatory capital-to-assets ratio	5.33%	5.54%

Condensed Statements of Income

The following table presents unaudited condensed statements of income ($ amounts in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Interest income	$887	$987	$1,756	$1,927
Interest expense	763	859	1,512	1,674
Net interest income after provision for credit losses	124	128	244	253
Other income	5	9	6	9
Other expenses	42	37	73	79
AHP assessments	9	10	18	19

Net income	$78	$90	$159	$164

Exhibit 99.1
All amounts referenced above are unaudited. More detailed information about FHLBank Indianapolis' financial condition as of June 30, 2026, and its results for the three and six months then ended, will be included in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Bank's Quarterly Report on Form 10-Q.

Safe Harbor Statement

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events and performance. Forward-looking statements can be identified by words such as "will," "believes," "may," "temporary," "estimates," and "expects" or the negative of these words or comparable terminology. Each forward-looking statement contained in this news release reflects FHLBank Indianapolis' current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.
Any forward-looking statement contained in this news release speaks only as of the date on which it was made. FHLBank Indianapolis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission ("SEC"), specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Media Contact:
For more information, contact John Bingham, SVP, MPP and Corporate Communications, at jbingham@fhlbi.com.

Building Partnerships. Serving Communities.
FHLBank Indianapolis is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to provide access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, including commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions.

For more information about FHLBank Indianapolis, visit www.fhlbi.com. Also, follow the Bank on LinkedIn, as well as Instagram and X at @FHLBankIndy. Please note that content the Bank shares on its website and social media is not incorporated by reference into any of its filings with the SEC unless, and only to the extent that, a filing by the Bank with the SEC expressly provides to the contrary.

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